                                                                    Exhibit 99.5

                           Form of Lock-Up Agreement
                     (EXHIBIT A TO UNDERWRITING AGREEMENT)

                                October __, 2000

Goldman, Sachs & Co.
Credit Suisse First Boston Corporation
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.
Thomas Weisel Partners LLC
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY  10004

StorageNetworks, Inc.
Legal Department
100 Fifth Avenue
Waltham, MA  02451

   Re:  StorageNetworks, Inc. Public Offering
        -------------------------------------

Ladies and Gentlemen:

   The undersigned understands that you, as representatives (the "Representatives"), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the "Underwriters"), with StorageNetworks, Inc., a Delaware corporation (the "Company"), and the Selling Stockholders named in Schedule II to such agreement, providing for a public offering (the "Offering") of the Common Stock of the Company (the "Shares") pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the "SEC").

   In consideration of the agreement by the Underwriters and the Company to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the final Prospectus covering the public offering of the Shares and continuing to and including the date 90 days after the date of such final Prospectus, the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned's Shares"); provided, however, that, so long as the undersigned is not a director or executive officer of the Company, the prohibitions of this sentence shall not apply to shares of

Common Stock (other than shares which are restricted securities within the meaning of the Securities Act of 1933) purchased by the undersigned in the open market after the consummation of the Offering or shares purchased from the Underwriters.

   The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

   Notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust, limited partnership or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust or the authorized officer of the partnership or other entity agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) to any third party granted an interest in the Undersigned's Shares by will or under the laws of descent, provided that the donee agrees to be bound in writing by the restrictions set forth herein, or (iv) with the prior written consent of both (x) Goldman, Sachs & Co. on behalf of the Underwriters, and (y) the Company. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a corporation, limited partnership, limited liability company or trust, such entity may transfer the capital stock of the Company to any wholly-owned subsidiary of such entity or to an affiliate of such entity, as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i), (ii), or (iii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

   The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns. In the event of any conflict between this Lock-Up Agreement and any lock-up agreement entered into in connection with the Company's initial public offering in effect as to the undersigned, the terms of this Lock-Up Agreement shall control.

   This agreement shall be null and void if the date of the Final Prospectus for the Offering is not prior to December 31, 2000.

                             Very truly yours,



                             __________________________________________
                             Exact Name of Stockholder:


                             By: ______________________________________
                                 Authorized Signature

                                 ______________________________________
                                 Title:

                                      -3-